EXHIBIT 107.1
CALCULATION OF FILING FEE TABLES
Form
S-3
(Form Type)
Day One Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity (1)	Common stock, par value $0.0001 per share	Rule 457(a)	12,068,959	$13.97	$168,603,357.23	$0.00014760	$24,885.86

Fees Previously Paid

	Total Offering Amounts					$168,603,357.23		$24,885.86

	Total Fees Previously Paid

	Total Fee Offsets							—

	Net Fee Due							$24,885.86

(1)
Represents the shares of common stock, $0.0001 par value per share (the “
Common Stock
”), of Day One Biopharmaceuticals, Inc. (the “
Registrant
”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “
Securities Act
”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Amount of shares registered represents an aggregate of 12,068,959 shares of Common Stock, including 1,517,241 shares of Common Stock issuable upon the exercise of pre-funded
warrants of the Registrant.
The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.97, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 23, 2024.